Exhibit 99.1

             JOULE Inc. Reports Fiscal 2004 Second-Quarter
                   and First-Half Financial Results

    EDISON, N.J.--(BUSINESS WIRE)--May 5, 2004--The management of JOULE Inc. (AMEX:JOL) today announced financial results for its fiscal 2004 second quarter and first half ended March 31, 2004.
    Fiscal 2004's second quarter revenue increased 5.6 percent to $17,441,000 from $16,509,000 recorded in last year's second quarter with a modest increase over the prior quarter. The Company recorded net income for fiscal 2004's second quarter of $86,000, or $0.02 per basic and diluted share, versus a loss of $324,000, or $0.09 per basic and diluted share, for the same period last year. The higher level of revenues and the benefits of cost management resulted in improved earnings. Included in this year's second quarter was $8,000 of fees paid to the Special Committee of the Board and its advisors in connection with the Committee's evaluation of the going private transaction discussed below.
    For the first six months of fiscal 2004, revenues increased 2.8 percent to $34,457,000 compared to $33,526,000 for last year's first six months. The Company reported net income of $145,000, or $0.04 per basic and diluted share, versus a net loss of $439,000, or $0.12 per basic and diluted share, in 2003's comparable period. Fiscal 2004's six month financial results include expenses of $103,000 related to the Special Committee and its advisors' work on the going private transaction.
    John G. Wellman, Jr., JOULE's President and Chief Operating Officer, stated, "During the second quarter we saw a pickup in the technical staffing and commercial business groups. Assuming no unforeseen economic events, we anticipate similar results for the second half of the fiscal year."
    As previously announced, JOULE has entered into a Merger Agreement with JAC Acquisition Company, Inc., which is owned by Emanuel N. Logothetis, the founder, Chairman of the Board and Chief Executive Officer of JOULE, members of his immediate family and John G. Wellman, Jr., President and Chief Operating Officer of JOULE (collectively, the "JAC Group"). If the merger is consummated, the holders of JOULE common stock, other than the members of the JAC Group and those who perfect appraisal rights under Delaware law, will receive $1.70 per share in cash, without interest. JOULE expects to file with the Securities and Exchange Commission ("SEC") and mail a definitive information statement, containing important information regarding the merger, to its stockholders later this month. It is anticipated that the merger will be consummated promptly after expiration of the 20-day waiting period following the mailing. Stockholders of JOULE are advised to read carefully the definitive information statement and related materials, and any amendments or supplements thereto, which may be obtained without charge at the SEC's website at www.sec.gov as they become available.
    JOULE Inc. is a staffing company providing a variety of technical, commercial and industrial services. Established in 1965, JOULE Inc. operates 15 branch offices, primarily in the greater New Jersey area as well as Alabama, Illinois and Massachusetts.
    This news release includes forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. Factors that could cause the Company's actual results and financial condition to differ from the Company's expectations include, but are not limited to, a change in economic conditions that adversely affects the level of demand for the Company's services, competitive market and pricing pressures, the availability of qualified temporary workers, the ability of the Company to manage growth through improved information systems and the training and retention of new staff, and government regulation.


                             JOULE INC.
                        Financial Highlights
              (In thousands, except per-share amounts)

                                 Three Months Ended   Six Months Ended
                                       March 31,         March 31,
                                     2004     2003     2004     2003
                                  -------- -------- -------- --------

Revenues                          $17,441  $16,509  $34,457  $33,526
Income (loss) before income taxes     134     (533)     274     (721)
Income tax provision (benefit)         48     (209)     129     (282)
                                  -------- -------- -------- --------
Net income (loss)                     $86    $(324)    $145    $(439)
                                  ======== ======== ======== ========
Basic earnings (loss) per share     $0.02   $(0.09)   $0.04   $(0.12)
                                  ======== ======== ======== ========
Diluted earnings (loss) per share   $0.02   $(0.09)   $0.04   $(0.12)
                                  ======== ======== ======== ========

Common shares outstanding--basic    3,684    3,684    3,684    3,684
Common shares and common
   equivalents outstanding--
   diluted                          3,694    3,684    3,694    3,684



    CONTACT: JOULE Inc.
             John G. Wellman, Jr., 732-548-5444